AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is executed on May 29, 2007, effective as of May 14, 2007, by I-TRAX, INC., a Delaware corporation with its principal business offices located at 4 Hillman Drive, Suite 130, Chadds Ford, Pennsylvania 19317 (the “Company”), and DAVID R. BOCK, an individual residing at 6003 Overlea Road, Bethesda, Maryland 20816 (“Executive”).

The Company and Executive are parties to an Employment Agreement effective as of August 1, 2004 (the “Original Agreement”).  The parties now wish to amend and restate the Original Agreement in its entirety by substituting therefor this Agreement.

In consideration of the mutual covenants and premises contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the Company and Executive, the Company and Executive agree as follows:

1.           Term of Employment.  Upon the terms set forth in this Agreement, the Company employed Employee and Employee accepted employment with the Company for the period that commenced on August 1, 2004 under the Original Agreement and will end on the later of: (A) August 31, 2007 and (B) 30 days after delivery of notice of termination by either the Company or Executive to the other party.  The period of employment under this Agreement is referred to as the “Term” and the last date of employment as the “Separation Date.”

2.           Title and Capacity.

2.1           Chief Financial Officer.  Until otherwise notified by the Company (the “Transition Event”), Executive will serve as Executive Vice President and Chief Financial Officer of the Company and its Affiliates (as defined below), and will perform the duties commensurate with such positions and such other duties as the Company’s Chief Executive Officer may assign to Executive.  Executive will devote attention and energies on a full-time basis to the above duties, and Executive will not, until the Transition Event, actively engage in any other for profit business activity, except Executive may continue to serve as a director of New York Mortgage Trust and The Pioneer Fund and affiliated fund groups.

2.2           Strategy Advisor.  Following the Transition Event, Executive will serve as Strategy Advisor to the Chief Executive Officer of the Company and will perform the duties assigned to the Executive by the Chief Executive Officer.  The parties acknowledge that the duties of Executive as Strategy Advisor may not require a full-time commitment by the Executive and the parties will agree on an appropriate level of time commitment and commensurate base salary immediately prior to the Transition Event.

3.           Compensation and Benefits.

3.1           Compensation.

(a)           Through the later of (1) August 31, 2007 and (2) the Transition Event, the Company will pay Executive an annual base salary of $250,000 and such discretionary bonuses, if any, as the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion may determine.

(b)           Following the later of (1) August 31, 2007 and (2) the Transition Event, the Company will pay Executive an annual base salary agreed upon by the Chief Executive Officer of the Company and Executive.

(c)           During the Term, the Executive will continue to be eligible to participate in the Company’s equity compensation plans, subject to the discretion of the Chief Executive Officer and the Compensation Committee.

3.2           Payment in Installments.  The Company will pay Executive’s annual base salary in periodic installments in accordance with the Company’s general payroll practices, after withholding for all Federal, state and local taxes and other required deductions.  The Company may pay any discretionary bonus at such time as the Compensation Committee determines in its sole discretion.

3.3           Benefits.  Provided Executive meets and continues to meet the full-time and any and all other eligibility requirements set forth in the Company’s Employee Manual and benefits plans sponsored by the Company, the Company will make available to Executive the standard full-time employee benefits and benefit plans, subject to employee cost sharing provisions and other provisions of such benefits and benefit plans.  Notwithstanding the preceding, the Company may change, modify, amend, eliminate, or terminate any benefit or benefit plan or change the employee cost sharing provisions of any such benefit or benefit plan, and if the Company does so, thereafter Executive will be entitled only to then available standard full-time employee benefits and benefit plans.

3.4           Paid Time Off.  Executive is entitled to paid time off as applicable under the Company’s Employee Manual and policies and procedures.

3.5           Expenses.  The Company will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of his duties under this Agreement in accordance with the Travel and Expense Policy published by the Company’s Finance Department, as amended from time to time.

4.           Separation of Employment.  The employment of Executive by the Company under this Agreement will terminate on the Separation Date as provided under Section 1 above.

5.           Separation Terms.

5.1           Severance.  Following the Separation Date, the Company will pay to Executive severance equal to $125,000 in the manner provided under Section 3.2 in 13 equal installments in approximately the same intervals and with approximately the same frequency as the Company’s normal pay periods.  The first such installment will be payable on the Company’s regular payday next following the Separation Date.

5.2           COBRA.  Provided Executive exercises his COBRA continuation right under the Company’s group health insurance plan in which Executive participates on the Separation Date, the Company will provide Executive COBRA continuation coverage during the Severance Period at no cost to Executive.  The payment of any COBRA continuation premiums following the expiration or termination of the Severance Period is Executive’s sole responsibility.

5.3           Stock Options.  Executive may exercise all options granted to Executive and vested as of the Separation Date in accordance with the applicable Stock Option Grant Agreements and Equity Compensation Plans.  All stock options held by Executive as of the date hereof and the applicable vesting dates are listed on Exhibit A to this Agreement.

5.4           Indemnification.  Following the Separation Date, as a former officer of the Company Executive is entitled to indemnification as provided under the Company’s Certificate of Incorporation and Bylaws, as amended from time to time, and pursuant to the officer and director policy of insurance maintained by the Company.

5.5           General Releases.  On or prior to the Separation Date, Executive will execute a General Release in favor of the Company in the form of Exhibit B attached to this Agreement, and the Company will execute a General Release in favor of Executive in the form of Exhibit C attached to this Agreement.

5.6           References.  At all times following the Separation Date, the Company will provide such employment references as are requested.  All requests for references will be referred to Frank A. Martin, Chairman, R. Dixon Thayer, CEO, or to the then director of Human Resources.

6.           Non-Competition, Non-Solicitation and Confidentiality.

6.1           Non-Competition.  During the Term and for a period of one year after the Separation Date, Executive will not, including through an Affiliate (as defined in Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934, as amended), directly engage in the business in which the Company or its Affiliates are actually engaged in at any time during the Term (the “Business”) in the United States.  Each of the following activities, without limitation, are deemed to constitute engaged in the Business:  engaging in, working with, maintaining an interest in (other than interests of less than 1% in companies with securities traded either on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Nasdaq SmallCap Market or traded over-the-counter and quoted on the

Bulletin Board), advising for a fee or other consideration, managing, operating, lending money to (other than loans by commercial banks), guaranteeing the debts or obligations of, or permitting one’s name or any part thereof to be used in connection with an enterprise or endeavor, either individually, in partnership or in conjunction with any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or any other form of business organization, unincorporated organization or governmental entity (or any department, agency or subdivision thereof) (each, a “Person”), whether as principal, director, agent, shareholder, partner, employee, consultant, independent contractor or in any other manner whatsoever, of any Person engaged in the Business.  Following the Separation Date, Executive may request the Company to waive the application of this Section 6.1 with respect to specifically defined activities, which the Company will consider subject to its reasonable discretion.

6.2           Non-solicitation.  During the Term and for a period of one year after the  Separation Date, Executive will not, directly or indirectly, and no Person (including an Affiliate) over which Executive exercises control (whether as an officer, director, individual proprietor, holder of debt or equity securities, consultant, partner, member or otherwise) (a) solicit or engage or employ or otherwise enter into any agreement or understanding, written or oral, relating to the services of any Person who is known or should be known by Executive to be then employed or to have been employed within the preceding six months by the Company or its Affiliates, (b) take any action which could be reasonably expected to lead any Person to cease to deal with the Company or its Affiliates or (c) solicit the business of, enter into any written or oral agreement with or otherwise deal with any supplier of goods, products, materials or services in competition with the Company or its Affiliates or solicit the business of customers of the Company or its Affiliates who were such at any time during the two-year period preceding Executive’s last date of employment, except on behalf of businesses in which such party would then be permitted to engage directly without violating this Section 6.

6.3           Confidentiality.  During the Term and for a period of five years after the Separation Date, Executive will treat as trade secrets all Confidential Information (as defined below) known or acquired by Executive in the course of any affiliation Executive has with the Company or its Affiliates and will not disclose any Confidential Information to any Person not affiliated with the Company except as authorized in writing by the Company.  “Confidential Information” means any information relating to the relationship of the Company or its Affiliates to their customers (including, without limitation, the identity of any customer), the research, design, development, manufacturing, marketing, pricing, costs, capabilities, capacities and business plans related to the Business, the financing arrangements of the Company, or the financial condition or prospects of the Company; inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, software, including source code, object code, operating systems, bridgeware, firmware, middleware or utilities and customer and supplier lists and any other confidential information relating to the assets, condition or business of the Company or its Affiliates.  Notwithstanding the foregoing, Executive will have no obligation with respect to (a) information disclosed to Executive by a Person who does not owe a duty of confidentiality to the Company or its Affiliates; or (b) information which is in the public domain and is readily available; or (c) information where disclosure is required by law or is necessary in connection with a claim, dispute or litigation to which Executive is or becomes a party and the Company is given ten business days prior written notice of the intent to make disclosure.

6.4           Injunctive Relief.  The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and its Affiliates and are considered by Executive to be reasonable for such purpose.  Executive acknowledges that a breach or threatened breach by Executive of the covenants contained in this Section 6 would cause the Company irreparable harm and that the extent of damages to the Company would be impossible to ascertain and that there is and will be available to the Company no adequate monetary damages or other remedy at law to compensate it in the event of any such breach.  Consequently, in the event of a breach of any such covenant, in addition to any other relief to which the Company is or may be entitled, the Company may seek, as a matter of course, an injunction or other equitable relief, including the remedy of specific performance, to enforce any or all of such covenants by Executive, his or her employer, employees, partners, agents or any of them.

6.5           Modification of Covenants.  In the event an arbitrator, court or governmental agency or authority determines that any provision of Section 6 is invalid by reason of the length of any period of time or the size of any area during or in which such provision is effective, such period of time or area will be considered to be reduced to the extent required to cure such invalidity.

6.6           Extension of Covenant.  In the event Executive violates the restrictions contained in Section 6.1, the duration of such restriction will extend for a period of time equal to the period of time during which such violation continued.

6.7           Counter-claims.  Any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the restrictions contained in this Section 6, but will be litigated separately unless the claim and defense arise out of the same event and joinder would be required.

7.           Inventions, Patents and Intellectual Property.

7.1           Executive agrees that all inventions, discoveries, computer programs, data, software, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) (individually, an “Invention,” and collectively, “Inventions”) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by Executive, solely or jointly with others and whether during normal business hours or otherwise, during the Term or thereafter if resulting or directly derived from Confidential Information, will be the sole property of the Company.  Executive hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as Executive’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.  Upon the request of the Company and at the Company’s expense,

Executive will execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

7.2           Executive will promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention.  Such written records will be available to and remain the sole property of the Company at all times.

8.           Return of Confidential Information.  All files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings or other written, photographic or other tangible material, in each event, containing Confidential Information, whether created by Executive or others, which come into Executive’s custody or possession, are and will be the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company.

9.           Cooperation.  For a period of two years following the Separation Date, Executive will reasonably cooperate with the Company in providing information that the Company reasonably requests and in taking such other action as the Company may reasonably request, including testifying in connection with any legal proceeding or matter relating to the Company, other than proceedings relating to the enforcement of this Agreement or other proceedings in which you are a named party whose interests are adverse to those of the Company.  If the Company requests Executive to perform any of the obligations set forth in the previous sentence, the Company will pay you reasonable out-of-pocket expenses and compensate you, at least at the pro-rated rate provided for in this Agreement, for time spent.

10.           Notices.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing, and may be given by a party hereto by (a) personal service (effective upon delivery), (b) mailed by registered or certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (c) reputable overnight delivery service, charges prepaid (effective the next business day) or (d) telecopy or other means of electronic transmission (effective upon receipt of the telecopy or other electronic transmission in complete, readable form), if confirmed promptly by any of the methods specified in clauses subparagraphs (a)-(c) of this Section 10, to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11.           Non-Disparagement; Goodwill.

11.1           At all times following the date of this Agreement, unless required by process of law or subpoena or to enforce the provisions of this Agreement, Executive will not, directly or indirectly, criticize, disparage, deprecate, or make any negative comment, or make any comment, oral or written which may be construed as being critical, disparaging, deprecating or negative, with respect to: the Company; its businesses, operations, properties, clients or vendors; its officers, directors, employees or agents; or its business reputation or goodwill in general.

11.2           At all times following the date of this Agreement, unless required by process of law or subpoena or to enforce the provisions of this Agreement, the Company will not, directly or indirectly, criticize, disparage, deprecate, or make any negative comment, or make any comment, oral or written which may be construed as being critical, disparaging, deprecating or negative, with respect to the Executive or the Executive's business reputation or goodwill in general.  Without limiting the generality of the foregoing,  the Company, or its officers or directors will not, directly or indirectly, comment negatively regarding the Executive's performance of responsibilities under this Agreement or regarding the Executive's actions while serving as, or the Executive's performance of the position of, Chief Financial Officer.

12.           Pronouns.  Whenever the context may require, any pronouns used in this Agreement include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns include the plural and vice versa.

13.           Entire Agreement.  This Agreement, and such other agreements, schedules and exhibits as are referenced in this Agreement, constitute the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

14.           Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

15.           Governing Law; Consent to Jurisdiction.

15.1           This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, notwithstanding any contrary application of conflicts of laws principles.

15.2           Each of the Company and Executive consents to the jurisdiction of all Federal and state courts located in the Commonwealth of Pennsylvania which have jurisdiction over any disputes arising under this Agreement.  Service of process in any action or proceeding commenced in a court located in the Commonwealth of Pennsylvania may be made by written notice as provided in Section 10.

16.           Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of Executive are personal and may not be assigned by him.

17.           Miscellaneous.

17.1           No delay or omission by the Company in exercising any right under this

Agreement operates as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar or waiver or any right on any other occasion.

17.2            The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17.3           In case any provision of this Agreement is invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired.

17.4           The Company will pay Executive’s legal fees and expenses in connection with negotiating this Agreement, in an amount not to exceed $5,000.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the day and year set forth above.

COMPANY:

I-TRAX, INC.

By: /s/ R. Dixon Thayer
Name:
Title: Chief Executive Office

Attest: /s/ Yuri Rozenfeld
Name:
Title: Secretary

EXECUTIVE:

Witness: /s/ Yuri Rozenfeld	/s/ David R. Bock